Exhibit 99.1

WaferGen Reports First Quarter 2011 Financial Results

FREMONT, Calif., May 16, 2011-- WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genomic analysis systems, today reported financial results for the first quarter ended March 31, 2011.

"We made considerable progress toward implementing our strategy to expand the applicability and thereby the number of genomic research disciplines that can benefit from the high-throughput and transformative SmartChip Real-Time PCR System in the $10 billion genomics market," said Alnoor Shivji, Chairman and CEO.  "We have also added two key industry leaders to the company and have begun to aggressively expand our commercial staff.  The following accomplishments are representative of company building activities in Q1 2011:

•
Introduced an industry-leading high-throughput panel (content filled chip): SmartChip Human microRNA Panel V2.  Data from the new panel was presented by leading researchers at three key scientific conferences including AACR.

•
Signed a co-development agreement with NuGEN Technologies, Inc. (San Carlos, Calif.) to develop a simple workflow solution that will expand the market potential of SmartChip by offering ready-to-go applications for biomarker discovery, validation and screening.

•
Opened a new opportunity in a $300 million market – high throughput SNP Genotyping screening for human and agriculture biotechnology genotyping – by offering an early access program.  This is in response to customer demand for increased speed and throughput needs – an ideal application for the SmartChip System.

•
Began to offer Quick-Turnaround SmartChip Custom Panels to enable validation studies of specific genes of interest through customization of high-throughput, real-time PCR SmartChip assay panels.  Validation studies are a necessary complement to the output of Next Generation Sequencers.

•	Welcomed two highly recognized genomics industry leaders to the company: Dr. Timothy Triche to the Board of Directors and Dr. Arul Chinnaiyan to the Scientific Advisory Board."

Revenue

Revenue for the first quarter ended March 31, 2011, was $351,000 compared to $390,000 for the first quarter ended March 31, 2010.  All of the revenue in Q1 2011 was from sales of a combination of one or more of WaferGen's SmartChip Systems, SmartChip Panels (disposable gene chips) and/or SmartChip Gene Expression Profiling Services, compared with a mix of SmartChip and SmartSlide revenues in Q1 2010.

Net Income/Loss

WaferGen reported a net loss applicable to common stockholders of $3.9 million, or $(0.09) per share (basic and diluted), for the first quarter of 2011 compared to a net loss applicable to common stockholders of $4.6 million or $(0.14) per share (basic and diluted), for the same period in 2010.

Net loss for the three months ended March 31, 2011, was impacted by warrant derivative revaluations.  The company reported an unrealized gain of $491,000 on fair value of warrants for the three months ended March 31, 2011 compared to an unrealized loss of $1.9 million for the same quarter in 2010. These non-cash gains and losses are attributed to revaluations of outstanding warrants and result primarily from a fluctuation in the company's stock price in the period – a decrease in company stock price results in gains and vice versa.

Operating Expenses

Operating expenses totaled $4.2 million for the three months ended March 31, 2011 compared to $2.8 million in the same period of 2010.

For the three months ended March 31, 2011, research and development expenses increased to $2.1 million as compared to $1.5 million for the three months ended March 31, 2010.  The increase in research and development expenses occurred primarily from expenses associated with the development of SmartChip products and services.

Sales and marketing expenses for the three months ended March 31, 2011 increased to $766,000, as compared to $250,000 for the three months ended March 31, 2010. The increase in sales and marketing expenses resulted primarily from additional staff and promotional activities following the commercialization and sales of SmartChip Systems and services.

For the three months ended March 31, 2011, general and administrative expenses increased to $1.4 million, as compared to $1.0 million for the three months ended March 31, 2010. General and administrative expenses increased due primarily to additional staff expenses.

Assets

WaferGen ended the first quarter of 2011 with $3.3 million in unrestricted cash and cash equivalents compared to $2.2 million at year end 2010, and $4.9 million of total current assets compared to $4.3 million of total current assets at the end of 2010.

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries.  The company currently offers the breakthrough SmartChip Real-Time PCR System, the next-generation Real-Time PCR system for discovery and validation of biomarkers, or gene expression patterns, on a single platform. The company believes that the SmartChip System is ideal for researchers seeking to confirm discoveries made with the growing use of next-generation sequencing.  In addition, the high throughput capabilities of the SmartChip System enable researchers to extend their research across large panels of genes, and hundreds of samples, at a very reasonable cost.

Combined with next-generation chemistry and optimized assays being developed by WaferGen under the guidance of David Gelfand, Ph.D., Chief Scientific Officer and one of the pioneers of PCR, the SmartChip system is designed to provide accurate, highly sensitive and high-throughput gene expression profiling capabilities to researchers, clinicians and pharmaceutical companies.

In addition, the company offers an innovative fee-based service for gene-expression profiling using the SmartChip System.  For additional information, please see http://www.wafergen.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements".  Such statements include statements relating to the expected benefits and advantages of the SmartChip service for gene-expression research, the expected benefits and advantages of the SmartChip technology to other applications, the expected throughput levels of the SmartChip Real-Time PCR System, the expected growth in the adoption of the company's products in 2011, the potential size of the market for high throughput SNP Genotyping screening for human and agriculture biotechnology genotyping, and other statements relating to future events or to the company's future financial performance and are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company's proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2010.  Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov.  The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

WaferGen
510-651-4450

Don Huffman, CFO
don.huffman@wafergen.com

Joyce Strand
joyce.strand@wafergen.com

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$3,311,379	$2,209,941
Restricted cash	100,709	100,651
Accounts receivable	550,914	778,769
Inventories, net	760,862	1,024,250
Prepaid expenses and other current assets	209,700	176,259

Total current assets	4,933,564	4,289,870

Property and equipment, net	1,957,708	1,191,840
Other assets	294,457	334,855

Total assets	$7,185,729	$5,816,565

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$1,245,436	$1,196,861
Accrued payroll and related costs	571,147	440,101
Deferred revenue	73,000	25,000
Other accrued expenses, current portion	213,975	235,440
Current portion of long-term debt	539,220	419,384

Total current liabilities	2,642,778	2,316,786

Other accrued expenses, non-current portion	202,675	193,057
Long-term debt, net of current portion	1,466,367	1,589,468
Derivative liability for put option on Series B Redeemable Convertible Preference Shares of subsidiary	302,847	194,088
Warrant derivative liability	1,750,374	2,240,962

Total liabilities	6,365,041	6,534,361

Series A and B Redeemable Convertible Preference Shares of subsidiary	3,401,596	3,337,476

Commitments and contingencies	—	—

Stockholders' equity (deficit):
Series C Convertible Preference Shares of subsidiary	4,993,728	––
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 300,000,000 shares authorized, 41,404,447 and 41,175,464 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	41,404	41,175
Additional paid-in capital	39,172,599	38,881,075
Accumulated deficit	(47,133,348)	(43,265,399)
Accumulated other comprehensive income	344,709	287,877

Total stockholders' equity (deficit)	(2,580,908)	(4,055,272)

Total liabilities and stockholders' equity (deficit)	$7,185,729	$5,816,565

Condensed Consolidated Statements of Operations (Unaudited)
			Period From
			October 22, 2002
	Three Months Ended March 31,		(Inception) to
	2011	2010	March 31, 2011

Revenue	$351,032	$389,785	$3,813,828

Cost of revenue	140,949	135,855	1,607,955

Gross profit	210,083	253,930	2,205,873

Operating expenses:
Sales and marketing	765,912	249,806	5,620,782
Research and development	2,060,715	1,542,268	24,613,528
General and administrative	1,413,581	1,043,905	18,284,614

Total operating expenses	4,240,208	2,835,979	48,518,924

Operating loss	(4,030,125)	(2,582,049)	(46,313,051)

Other income and (expenses):
Interest income	745	5,158	278,139
Interest expense	(108,883)	(607)	(461,666)
Unrealized loss on fair value of put option, net	(108,759)	––	(20,192)
Unrealized gain (loss) on fair value of warrants, net	490,588	(1,886,692)	481,610
Miscellaneous expense	(47,395)	(65,075)	(314,884)

Total other income and (expenses)	226,296	(1,947,216)	(36,993)

Net loss before provision for income taxes	(3,803,829)	(4,529,265)	(46,350,044)

Provision for income taxes	—	—	—

Net loss	(3,803,829)	(4,529,265)	(46,350,044)

Cumulative effect of reclassification of warrants	—	—	368,627
Accretion on Series A and B Redeemable Convertible Preference Shares of subsidiary associated with premium	(64,120)	(65,523)	(567,146)
Accretion on Series B Redeemable Convertible Preference Shares of subsidiary associated with beneficial conversion feature	—	––	(428,787)
Accretion on Series B Preferred Stock	—	—	(155,998)

Net loss applicable to common stockholders	$(3,867,949)	$(4,594,788)	$(47,133,348)

Net loss per share - basic and diluted	$(0.09)	$(0.14)

Shares used to compute net loss per share - basic and diluted	41,181,493	33,503,316